Exhibit 99.1

Source:  CombiMatrix Corporation

CombiMatrix to Cease M&A Activities

MUKILTEO, Wash., June 1, 2010 (GLOBENEWSWIRE) — CombiMatrix Corporation (Nasdaq:CBMX) announced today that it has instructed its investment bankers to cease work on identification and pursuit of potential purchasers of the company or its assets.  For the past several months, CombiMatrix has had discussions with parties about a sale of the company or assets of the company.  The Board of Directors has determined that the company should now focus exclusively on building and growing the diagnostics services business.  One component of that endeavor is the recruitment and hiring of a commercially focused executive who will replace outgoing CEO Dr. Amit Kumar.

“As we have stated in previous announcements, CombiMatrix is at an inflection point in its development and needs to refocus its efforts on increasing the commercial use of its tests,” stated Dr. Amit Kumar, President and CEO of CombiMatrix Corp.  “CombiMatrix has been a scientific innovator in the molecular diagnostics field, and now seeks to become a commercial leader, as well.  Often for young companies, such a transition is difficult and requires a change in management, strategy, and operations.  We are well into implementing our plan, which includes a cost-saving restructuring.  We believe that this course of action will eliminate uncertainty and allow the company to focus on its business operations.  This decision is based on analysis of a number of factors including what we believe is the best course of action for the company and creation of total shareholder value.” concluded Dr. Kumar.

ABOUT COMBIMATRIX CORPORATION

CombiMatrix Corporation is a diversified biotechnology business that primarily operates in the field of genetic analysis and molecular diagnostics through its wholly owned subsidiary, CombiMatrix Diagnostics (“CMDX”).  CMDX operates as a diagnostics reference laboratory that provides genetic and other diagnostics services to physicians, hospitals and clinics.

Leuchemix Inc. (“Leuchemix”), a minority owned subsidiary, is developing a series of compounds to address a number of oncology-related diseases. Leuchemix’s first compound has entered initial clinical trials in the United Kingdom.

Additional information about CombiMatrix Corporation is available at www.combimatrix.com or by calling 1-800-985-CBMX (2269). Additional information about CMDX is available at www.cmdiagnostics.com or by calling 1-800-710-0624.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based upon our current expectations and speak only as of the date hereof.  Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the recent economic slowdown affecting technology companies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments and general economic conditions.  Our periodic and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.  We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Investor Relations Contact:

Amit Kumar, Ph.D.

President & CEO, CombiMatrix Corporation

Tel (425) 493-2000; Fax (425) 493-2010